Exhibit 10.23
INTEREST TRANSFER AGREEMENT
     This INTEREST TRANSFER AGREEMENT (as amended, modified and supplemented from time to time, the “Agreement”) dated as of June 30, 2005, effective as of January 1, 2005 (the “Effective Time”), between ACF INDUSTRIES HOLDING CORP., a corporation organized under the laws of the State of Delaware (the “Transferor), and AMERICAN RAILCAR INDUSTRIES, INC., a corporation organized under the laws of the State of Missouri (the “Transferee”).
W I T N E S S E T H
     WHEREAS, the Transferor is the owner of one hundred percent (100%) of the limited liability company member interests (the “Interests”) of Castings, LLC, a Delaware limited liability company (“Castings”); and
     WHEREAS, the Transferor desires to transfer as of the Effective Time all of the Interests to the Transferee and the Transferee desires to accept such Interests as of the Effective Time on the terms and conditions set forth herein;
     NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and intending to be legally bound by the terms and conditions of this Agreement, the parties hereto hereby agree as follows:
     Section 1. Definitions.
          1.1. The following capitalized terms shall have the following meanings:
     “Asserted Liability” shall have the meaning set forth in Section 5.3(1).
     “Claims Notice” shall have the meaning set forth in Section 5.3(1).
     “Contribution Agreement” shall mean that certain Contribution Agreement made and entered into effective as of December 18, 2003 by and among Amsted Industries Incorporated, Gunderson, Inc. and Transferor.
     “Guaranty” shall means that certain Corporate Guaranty dated as of December 1, 2003 issued by Transferor in favor of the director of Development of the State of Ohio.
     “Indemnifying Party” shall have the meaning set forth in Section 5.3(1).
     “Indemnitee” shall have the meaning set forth in Section 5.3(1).
     “Lien” means, with respect to any asset, (i) any mortgage, deed of trust, lien, pledge, claim, equity interest, participation interest, security interest or other charge or encumbrance of any kind in or on such asset and (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset.
     “Losses”shall have the meaning set forth in Section 5.1.

     “Note”shall mean a promissory note in the amount of $12,000,000 in the form of Exhibit A attached hereto to be issued by the Transferee to the Transferor pursuant to this Agreement.
     “Permitted Liens”shall mean (a) Liens for taxes, assessments or governmental charges or levies which are not yet assessed or, if assessed, not yet due or contested in good faith by appropriate proceedings so long as such proceedings, in the reasonable judgment of the Transferor, do not involve any danger of sale, forfeiture or loss, of the Interests, and (b) Liens arising out of judgments or awards against the Transferor which are being contested in good faith by appropriate proceedings and with respect to which there shall have been secured a stay of execution pending such appeal or proceedings for review, so long as such proceedings, in the reasonable judgment of the Transferor, do not involve any danger of sale, forfeiture or loss, of the Interests.
     “Related Agreements”shall have the meaning set forth in Section 2.3.
      “Required Consents”shall have the meaning set forth in Section 3.1(6).
          1.2. The headings or subheadings of Sections are inserted for convenience of reference only and shall not in any way affect the interpretation or construction of this Agreement. The Exhibit to this Agreement shall form an integral part hereof. References herein to any agreement or other instrument shall be deemed to include references to such agreement or other instrument as varied, amended, supplemented or replaced from time to time pursuant to the applicable provisions thereof. Where the context permits, words importing the plural shall include the singular and vice versa, and references to a person or “Person” shall be construed as references to an individual, firm, company, corporation or unincorporated body of persons.
     Section 2. Agreement to Transfer and Assign: Delivery and Acceptance.
          2.1. On the terms and subject to the conditions set forth herein, (i) the Transferor transfers, assigns, sets over and otherwise conveys to the Transferee as of the Effective Time, all of the Transferor’s right, title and interest in, to and under the Interests, and (ii) as of the Effective Time, the Transferee accepts, assumes, takes over and succeeds to all of the Transferor’s rights, title and interest as of such date in and to the Interests, and the Transferee covenants and agrees to discharge, perform and comply with, and to be bound by, all the terms, conditions, provisions, obligations, covenants and duties of the Transferor in connection with the Interests, including, without limitation, those arising under (i) the Limited Liability Company Agreement of Casting, LLC, as the same may be amended from time to time, (ii) the Guaranty, as the same may be amended from time to time, (iii) the Operating Agreement of Ohio Castings Company, LLC, as the same may be amended from time to time, (iii) the Contribution Agreement, as the same may be amended from time to time, and (iv) the Related Agreements, (in each case, whether or not any of it relates to the period before or after the date hereof), as if the Transferee were an original party thereto.

          2.2. Subject to all the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants set forth herein, (a) the Transferee hereby issues the Note to the Transferor and (b) the Transferor hereby accepts, as consideration for the transfer by it of the Interests, such Note, all in accordance with the terms of this Agreement.
          2.3. Transferee hereby agrees to pay directly to any Person from and after the date hereof any amounts required to be paid by Transferor (whether or not any of such amounts relate to the period before or after the date hereof) under (i) the Guaranty, as the same may be amended from time to time, (ii) the Operating Agreement of Ohio Castings Company, LLC, as the same may be amended from time to time, (iii) the Contribution Agreement, as the same may be amended from time to time, and (iv) any other agreements or undertakings, whether or not in writing, (the “Related Agreements”), if any, entered into by Transferor in connection with Ohio Castings Company, LLC or Alliance Castings Company, LLC or two loans in the approximate aggregate amount of $12 million from or guaranteed by the State of Ohio. All of the foregoing amounts payable by the Transferee pursuant to this Section 2.3 shall be due immediately upon written demand by the Transferor, which written demand shall be deemed to constitute certification that the amount demanded is then required to be paid. In the event that the Transferee fails to make an immediate payment pursuant to this Section 2.3 upon its receipt of the written notice from the Transferor, (i) the Transferor may make such payment itself without prejudice to any rights and remedies it would have against the Transferee, and (ii) the Transferee agrees to indemnify, defend and hold harmless the Transferor (and its directors, officers, employees, affiliates, successors and assigns) from and against all losses, liabilities, damages, deficiencies, demands, claims, actions, judgments or causes of action, assessments, costs or expenses (including, without limitation, interest, penalties and reasonable attorneys’ fees and disbursements) based upon, arising out of, or otherwise in respect of any such failure by the Transferee in making any such payment. For the avoidance of doubt, the Transferee’s obligations under this Section 2.3, including, without limitation, any payment obligations under the Related Agreements and indemnification obligations, shall in no way be limited or otherwise avoided by the Assignment and Assumption, Novation and Release, dated as of June 30, 2005, among the Transferor, the Transferee, and the other parties thereto.
     Section 3. Representations; Warranties and Covenants.
          3.1. The Transferor represents and warrants to the Transferee that:
               (1) Organization; Powers. The Transferor (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite power to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (iii) is qualified to do business in every jurisdiction where such qualification is required, except where the failure to so qualify would not have a material adverse effect on the performance by the Transferor of its obligations under this Agreement, and (iv) has the power and authority to execute, deliver and perform its obligations under this Agreement.

               (2) Authorization; Conflicts. The execution, delivery and performance by the Transferor of this Agreement and the performance of the transactions contemplated hereby and thereby (i) have been duly authorized by all requisite action and (ii) will not (A) violate (1) any provision of law, statute, rule or regulation the effect of which would be to cause or be reasonably expected to have a material adverse effect on the ability of the Transferor to perform any of its obligations under this Agreement, (2) any order of any governmental authority having proper jurisdiction over the Transferor, (3) any provision of the organizational documents of the Transferor, or (4) any provision of any indenture, loan agreement or other material agreement to which the Transferor is a party or by which it or any of its property is or may be bound, (B) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, loan agreement or other material agreement or (C) result in the creation or imposition of any Lien upon or with respect to the Interests.
               (3) Enforceability. This Agreement has been duly authorized, executed and delivered by the Transferor and constitute the legal, valid and binding obligations of the Transferor enforceable against the Transferor in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
               (4) Title and Ownership. The Transferor is the sole legal and beneficial owner of the Interests and has full power and lawful authority to transfer, convey and assign to the Transferee all of the Transferor’s right, title and interest in and to the Interests in the manner contemplated hereby. The provisions of this Agreement are effective, respectively, to convey to, and vest in, the Transferee ownership of the Interests, and the Transferee shall be entitled to exercise all rights of a member under such Interests. After giving effect to the consummation of the transactions contemplated hereby, neither the Transferor nor any person claiming under or through the Transferor has any valid claim to or interest in the Interests except for Permitted Liens.
               (5) Liens. The Interests are free from all Liens other than Permitted Liens. Upon execution of this Agreement, legal title to the Interests and all rights and benefits under the Interests shall pass to the Transferee as of the Effective Time.
               (6) Consents and Approvals. Except for such consents, approvals, authorizations, filings, or declarations that have been made and that are in full force and effect (the “Required Consents”),no consent, approval or authorization from, or filing or declaration with, any Person or any Governmental Authority is required to be made by the Transferor to give the Transferee a perfected ownership interest in the Interests or for the consummation of the transactions contemplated hereby.

          3.2. The Transferee represents and warrants to the Transferor that:
               (1) Organization: Powers. The Transferee (i) is a corporation duly formed, validly existing and in good standing under the laws of the State of Missouri, (ii) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (iii) is qualified to do business in every jurisdiction where such qualification is required, except where the failure to so qualify would not have a material adverse effect on the performance by the Transferee of its obligations under this Agreement, and (iv) has the power and authority to execute, deliver and perform its obligations under this Agreement.
               (2) Authorization. The execution, delivery and performance by the Transferee of this Agreement, the issuance of the Note and the performance of the transactions contemplated hereby and thereby (i) have been duly authorized by all requisite action and (ii) will not (A) violate (1) any provision of law, statute, rule or regulation the effect of which would be to cause or be reasonably expected to have a material adverse effect on the ability of the Transferee to perform any of its obligations under this Agreement, (2) any order of any governmental authority having proper jurisdiction over the Transferee, (3) any provision of the organizational documents of the Transferee, or (4) any provision of any indenture, loan agreement or other material agreement to which the Transferee is a party or by which it or any of its property is or may be bound, or (B) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, loan agreement or other material agreement.
               (3) Enforceability. This Agreement has been duly authorized, executed and delivered by the Transferee and constitute the legal, valid and binding obligations of the Transferee enforceable against the Transferee in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors, rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
               (4) Consents and Approvals. Except for such consents, approvals, authorizations, filings, or declarations that have been made and that are in full force and effect (the “Required Consents”),no consent, approval or authorization from, or filing or declaration with, any Person or any Governmental Authority is required to be made by the Transferor to give the Transferee a perfected ownership interest in the Interests or for the consummation of the transactions contemplated hereby.
          3.3. All representations, warranties, covenants and agreements of the parties contained herein shall survive the execution and delivery of this Agreement and the closing hereunder.

     Section 4. Further Assurances.
          4.1. The Transferor agrees that at any time and from time to time at Transferee’s expense, the Transferor shall promptly and duly execute, deliver, file, register and record any and all such further instruments and documents and take such further actions as required by law or as the Transferee may reasonably request in writing in order (i) to protect the title and ownership of the Transferee to the Interests and (ii) to permit the Transferee to obtain the full benefits of this Agreement and the rights and powers herein granted.
     Section 5. Indemnification: Limitation on Liability.
          5.1. Obligation of the Transferor To Indemnify. The Transferor agrees to indemnify, defend and hold harmless the Transferee (and its directors, officers, employees, affiliates, successors and assigns) from and against all losses, liabilities, damages, deficiencies, demands, claims, actions, judgments or causes of action, assessments, costs or expenses (including, without limitation, interest, penalties and reasonable attorneys’ fees and disbursements) (“Losses”) based upon, arising out of, or otherwise in respect of (i) any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the Transferor contained in this Agreement, and (ii) the ownership of the Interests prior to the date hereof. After the date hereof, the Transferee’s sole remedy for any breach of any representation or warranty of the Transferor expressly set forth in this Agreement shall be for indemnification pursuant to this Section 5.
          5.2. Obligation of the Transferee To Indemnify. The Transferee agrees to indemnify, defend and hold harmless the Transferor (and its directors, officers, employees, affiliates, successors and assigns) from and against all Losses based upon, arising out of, or otherwise in respect of any inaccuracy in or any breach of (i) any representation, warranty, covenant or agreement of the Transferee contained in this Agreement and (ii) the ownership of the Interests on and after the date hereof. After the date hereof, the Transferor’s sole remedy for any breach of any representation or warranty of the Transferee expressly set forth in this Agreement shall be for indemnification pursuant to this Section 5.
          5.3. Notice and Opportunity To Defend.
               (1) Notice of Asserted Liability. Promptly after receipt by any party hereto (the “Indemnitee”) of notice of any demand, claim or circumstances, which, with a lapse of time, would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (the “Asserted Liability”) that may result in a Loss, the Indemnitee shall give notice thereof (the “Claims Notice”) to any other party obligated to provide indemnification pursuant to Section 5.1 or 5.2 (“Indemnifying Party”). The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.

          (2) Opportunity To Defend. The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall, within 30 days (or sooner, if the nature of the Asserted Liability so requires), notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to pay an indemnity under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of any such Asserted Liability. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.
           (3) Limitations on Liability; Payments. The aggregate liability of the Transferor for indemnification under this Section 5 and for all breaches of its representations or warranties expressly set forth herein shall be limited to $12,000,000. All indemnification payments shall be made by the Transferor in immediately available funds, without set-off.
      Section 6. Notices.
     Any notice or communication under this Agreement shall be sufficiently given if in writing and mailed by first-class mail, postage prepaid, or delivered in person or by telex, telecopier or overnight air courier guaranteeing next day delivery, addressed as follows:
If to the Transferor:

ACF Industries Holding Corp.
767 Fifth Avenue

47Th  Floor
New York, NY 10153
Telecopy no.: (212) 688-1158
Attention: President

with a copy to:
Icahn Associates Corp.
767 Fifth Avenue
New York, New York 10153
Attention: Legal Department
Telecopy No.: (212) 688-1158
If to the Transferee:
American Railcar Industries, Inc.
100 Clark Street
St. Charles, MO 63301
Attention: Treasurer
Telecopy no.: (636) 940-6044
with a copy to:
Icahn Associates Corp.
767 Fifth Avenue
New York, New York 10153
Attention: Legal Department
Telecopy No.: (212) 688-1158
Either of the above parties by notice to the other party may designate additional or different addresses for subsequent notices or communications. All notices and communications shall be deemed to have been duly given: at the time of delivery by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopier; and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery. If a notice or communication is given in the manner provided above within the time prescribed, it is duly given, whether or not such party receives it.
      Section 7. Amendment.
     Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified, except by an instrument in writing signed by the Transferee and the Transferor.

      Section 8. Successors and Assigns.
     All covenants and agreements in this Agreement made by or on behalf of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.
      Section 9. Counterparts.
     This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute but one Agreement.
      Section 10. GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY DUTY.
           (a) IN ACCORDANCE WITH SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATION LAW, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CHOICE OF LAW PRINCIPLES) APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED THEREIN AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES UNDER THIS AGREEMENT SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.
          (b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST THE TRANSFEREE OR THE TRANSFEROR ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY TRANSACTION CONTEMPLATED HEREBY, MAY BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, STATE OF NEW YORK AND THE TRANSFEREE AND THE TRANSFEROR EACH HEREBY WAIVE ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND, SOLELY FOR THE PURPOSES OF ENFORCING THIS AGREEMENT, THE TRANSFEREE AND THE TRANSFEROR EACH HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.
          (c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, AS AGAINST THE OTHER PARTIES HERETO, ANY RIGHTS IT MAY HAVE TO A JURY TRIAL IN RESPECT OF ANY CIVIL ACTION OR PROCEEDING (WHETHER ARISING IN CONTRACT OR TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING UNDER OR RELATING TO THIS AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT, INCLUDING IN RESPECT OF THE NEGOTIATION, ADMINISTRATION OR ENFORCEMENT HEREOF OR THEREOF.

      Section 11. Severability.
     Any provision of this Agreement that may be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof so long as the economic or legal substance for the transactions contemplated thereby is not affected in any manner adverse to any party. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
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     IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first above written.

ACF INDUSTRIES HOLDING CORP.

By:	/s/ Vincent Intrieri

Name: Vincent Intrieri
Title: President

AMERICAN RAILCAR INDUSTRIES, INC.

By:	/s/ James J. Unger

Name: James J.Unger
Title: President
[Interest Transfer Agreement re Castings LLC]